Exhibit 99.1

New York Mortgage Trust Declares Third Quarter
2010 Common Stock Dividend of $0.18 Per Share

NEW YORK, NY – October 4, 2010 - New York Mortgage Trust, Inc. (NASDAQ: NYMT) (“NYMT” or the “Company”) announced today that its Board of Directors declared on October 4, 2010 a cash dividend of $0.18 per share on shares of its common stock for the quarter ended September 30, 2010. The dividend is payable on October 25, 2010 to common stockholders of record as of October 14, 2010.

In addition, the Board of Directors declared a dividend of $0.50 per share on shares of its Series A Preferred Stock for the 2010 third quarter in accordance with the terms of the Series A Preferred Stock. The dividend will be payable on October 29, 2010 to stockholders of record on September 30, 2010.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (REIT) that acquires and manages primarily real estate-related assets, including mortgage-backed securities ("RMBS") issued by Fannie Mae or Freddie Mac (each an "Agency"), high credit quality residential adjustable rate mortgage ("ARM") loans, non-Agency RMBS, and to a lesser extent, certain other real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY
Steven R. Mumma, CEO and
Chief Financial Officer
Phone:  212-792-0109
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates, borrowings to finance the purchase of assets may not be available on favorable terms or at all, the failure to identify suitable investment assets for the Company’s portfolio, failure to maintain the Company’s qualification as a REIT for federal tax purposes or its exemption from the Investment Company Act of 1940, failure to effectively manage the risks associated with investing in mortgage loans, including changes in loan delinquencies and increasing prepayment rates, and a failure to effectively implement and manage the Company’s hedging strategy. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.